                                                                       Exhibit 6

                                 AMENDMENT NO. 2
                                       TO
                              EMPLOYMENT AGREEMENT
                               Dated July 1, 1993


THIS AMENDMENT (the "Amendment"), dated as of July 31, 1998, is entered into by and between LUMEN TECHNOLOGIES, INC., a Delaware corporation ("Company") and MARTIN E. FRANKLIN ("Employee").

                                   RECITALS:

The Employee and the Company (as assignee of Benson Eyecare Corporation) are parties to that certain Employment Agreement dated as of July 1, 1993 as amended on October 31, 1996 (the "Agreement").

The parties mutually desire to amend the Agreement on the terms and conditions set forth more fully below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, receipt of which is acknowledged hereby, the parties agree as follows:

                                   AGREEMENTS:

Section 3 of the Agreement is hereby amended to insert "Bolle Inc." in front of "Pembridge Holdings, Inc.".

Section 8 of the Agreement is hereby amended to delete the words "including without limitation, the development, manufacture, packaging distribution or sale of a "managed dispensary" program for Ophthalmologists".

Paragraph 3 of Amendment No. 1 to the Agreement is hereby amended in its entirety to read as follows:

         "Notwithstanding anything contained in the Agreement to the contrary, it is understood and agreed that the Employee shall be entitled to a severance payment equal to two year's current base salary compensation, plus continuance of his existing benefits for a one year period at the Company's expense, in the event of a change of control of the Company, any termination without cause or in the event the Company at any time permits the Agreement to expire or elects not to renew the Agreement. In addition, the Company will pay the remaining balance of any payments due on the split-dollar life insurance policy maintained by the Company for the benefit of the Employee if any of the events outlined in the preceding sentence occur."

Except as set forth expressly herein, the Agreement shall remain in full force and effect as originally set forth, and all remaining terms and conditions of the Agreement shall apply to this Amendment, except to the extent expressly amended or modified hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LUMEN TECHNOLOGIES, INC.



By:      /s/ Ian Ashken
         _________________________

Its:     CFO
         _________________________




/s/ Martin E. Franklin
__________________________________
Martin E. Franklin